Exhibit 99.1

LogMeIn Introduces Investor-focused Social Channels

NASDAQ Listed Cloud Provider Bolsters Investor Communications via Twitter, Blog

BOSTON, December 31, 2013 – LogMeIn, Inc. (NASDAQ:LOGM), a leading provider of essential cloud and mobile services, has introduced its first dedicated social channels for the investment community. Designed to help bolster regular two-way communications with company investors and analysts, these social channels will supplement and sometimes replace traditional online investor relations channels and serve as a primary means of disclosure. Investors are strongly encouraged to subscribe to the channels by going directly to LogMeIn’s investor blog: http://blog.logmein.com/category/investors, and/or follow LogMeIn’s IR feed on Twitter: https://twitter.com/LogMeInIR.

“Many of our investors intently follow our customer-focused social channels, and the investment community, in general, has increasingly begun to utilize social media in developing their investment theses,” said Rob Bradley, Director of Investor Relations at LogMeIn. “We believe these social channels will provide an opportunity to keep our shareholders informed of key company developments.”

The LogMeIn IR channels:

LogMeIn’s investor blog: This blog will feature investor context around key corporate developments, earnings announcements, new product launches, and market trends.

LogMeIn IR on Twitter: Dedicated Twitter channel to simply follow key company developments and interact directly with LogMeIn’s IR team.

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About LogMeIn, Inc.

LogMeIn (NASDAQ:LOGM) transforms the way people work and live through secure connections to the computers, devices, data, and people that make up their digital world. The company’s cloud services free millions of people to work from anywhere, empower IT professionals to securely embrace the modern cloud-centric workplace, give companies new ways to reach and support today’s connected customer, and help businesses bring the next generation of connected products to market.

LogMeIn is headquartered in Boston’s Innovation District with offices in Australia, Hungary, India, Ireland, the Netherlands, and the UK.

LogMeIn and join.me are trademarks of LogMeIn in the U.S. and other countries.

CONTACT: Press

Craig VerColen

LogMeIn, Inc.

781-897-0696

Press@LogMeIn.com